Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Beacon Power Corporation
James Spiezio
978-694-9121
spiezio@beaconpower.com

Gene Hunt
978-661-2825
hunt@beaconpower.com

BEACON POWER COMPLETES AGREEMENT ON NEW FINANCING VALUED AT UP TO $18 MILLION

Tyngsboro, Mass., February 20, 2009 – Beacon Power Corporation (Nasdaq: BCON), a company that designs and develops advanced products and services to support more stable, reliable and efficient electricity grid operation, announced that it has entered into a common stock purchase agreement with Seaside 88, LP (“Seaside”), valued at up to $18 million. The agreement requires Seaside to buy $1 million of Beacon common stock from the Company once each month for up to 18 months, beginning on February 20, 2009, and on the 20th day of each month thereafter (or the next closest business day).

“We expect this agreement to provide some of the funds necessary to manufacture our flywheel systems and the containers to house them,” said Bill Capp, Beacon Power president and CEO. “The structure of this agreement, with its reasonable pause and extension options, gives us considerable flexibility to minimize shareholder dilution as we execute our business plan.”

“In addition to this financing,” Capp continued, “we remain optimistic about receiving a loan under the Department of Energy’s loan guarantee program. Our application is in the final stage of due diligence. The loan would cover a majority of the capital requirements for our 20 MW frequency regulation plant in Stephentown, New York.”

The agreement is structured in three six-month tranches, or segments, each covering monthly closings of $1 million each, for up to $6 million total. Beacon is committed to only the first six-month tranche, but has the option, exercisable at the Company’s sole discretion, to extend the agreement for up to two additional six-month periods (each for up to $6 million), for a total of up to $18 million over the three tranches. Beacon has paid Seaside $100,000 for the right to exercise the first optional extension (although it has not actually exercised that extension), and would pay an additional $50,000 if it wishes to exercise the second such extension. Additionally, the Company at its sole discretion can freeze the monthly transactions for up to six months by paying a fee to Seaside of $100,000.

At each monthly closing, the number of shares of common stock to be issued will be determined by applying a 20% discount to the weighted average trading price during the five trading days preceding the closing. If in any month the five-day weighted average trading price of the Company’s common stock is below $0.25, then the closing for that month will not occur and will not be made up. There are no warrants associated with this agreement.

In addition to the minimum share price limitation, the Company will not issue shares to Seaside under this agreement that constitute more than 19.9% of the total number of outstanding shares at the date of this agreement without shareholder approval.

About Beacon Power
Beacon Power Corporation designs, develops and is taking steps to commercialize advanced products and services to support stable, reliable and efficient electricity grid operation. The Company’s primary business strategy is to commercialize its patented flywheel energy storage technology to perform frequency regulation services on the grid. Beacon’s Smart Energy Matrix, which is now in production, is a non-polluting, megawatt-level, utility-grade flywheel-based solution to provide sustainable frequency regulation services. Beacon is a publicly traded company with its research, development and manufacturing facility in the U.S. For more information, visit www.beaconpower.com.

Safe Harbor Statements under the Private Securities Litigation Reform Act of 1995: This Material contained in this press release may include statements that are not historical facts and are considered “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect Beacon Power Corporation’s current views about future events and financial performances. These “forward-looking” statements are identified by the use of terms and phrases such as “believe,” “expect,” “plan,” “anticipate,” and similar expressions identifying forward-looking statements. Investors should not rely on forward-looking statements because they are subject to a variety of risks, uncertainties, and other factors that could cause actual results to differ materially from Beacon Power Corporation’s expectation. These factors include: a short operating history; a history of losses and anticipated continued losses from operations; a need to raise additional capital combined with a questionable ability to do so, especially in view of the current situation in the financial markets; the complexity and other challenges of arranging project financing and resources for one or more frequency regulation power plants, including uncertainty about whether we will be successful in obtaining DOE loan guarantee support for our New York facility; conditions in target markets, including the fact that some ISOs have been slow to comply with the FERC’s requirement to update market rules to include new technology such as the Company’s; our ability to obtain site interconnection approvals, landlord approvals, or other zoning and construction approvals in a timely manner; limited experience manufacturing commercial products or supplying frequency regulation services on a commercial basis; limited commercial contracts for revenues to date; the dependence of revenues on the achievement of product optimization, manufacturing and commercialization milestones; the uncertainty of the political and economic climate, and the different electrical grid characteristics and requirements of any foreign countries into which we hope to sell or operate, including the uncertainty of enforcing contracts, the different market structures, and the potential substantial fluctuation in currency exchange rates in those countries; dependence on third-party suppliers; intense competition from companies with greater financial resources, especially from companies that are already in the frequency regulation market; possible government regulation that would impede the ability to market products or services or affect market size; possible product liability claims and the negative publicity which could result; any failure to protect intellectual property; retaining key executives and the possible need in the future to hire and retain key executives; the historical volatility of our stock price, as well as the volatility of the stock price of other companies in the energy sector, especially in view of the current situation in the financial markets. These factors are elaborated upon and other factors may be disclosed from time to time in Beacon Power Corporation’s filings with the Securities and Exchange Commission. Beacon Power expressly does not undertake any duty to update forward-looking statements.